Exhibit 4.24

THIS LOAN AGREEMENT is made the 25th day of December, 2004

BETWEEN :-

(1)	China Interactive (Singapore) Pte. Ltd., a company incorporated under the laws of Singapore with its registered office situate at 45 Sam Leong Road, Singapore 207935 (the “Borrower”); and

(2)	GameNow.net (Hong Kong) Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) with its registered office situate at 22nd Floor, Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (the “Lender”).

THE PARTIES HEREBY AGREE as follows :-

1.	THE LOAN

The Lender hereby agrees, at the request of the Borrower, to advance to the Borrower a sum of United States Dollars Four Million and Six Hundred Thousand (US$4,600,000) (the “Loan”) subject to the satisfaction of the condition precedent set out in Clause 3.1. The Borrower has already drawn from the Lender, and the Lender has already advanced to the Borrower, a sum of United States Dollars Six Hundred Thousand (US$600,000) in respect of the Loan. The balance of the Loan in the amount of United States Dollars Four Million (US$4,000,000) may be drawn by the Borrower pursuant to Clause 3 below.

2.	PURPOSE OF THE LOAN

The Loan shall only be used by the Borrower to repay the outstanding indebtedness that it owes to Interactive Visual Laboratory Pte. Ltd. and in no event shall the Loan be applied to repay any indebtedness owing by the Borrower to its shareholders, directors or officers, or parties related to any of them. Notwithstanding the foregoing, the Loan will be allowed to use for other purposes with the Lender’s written approval.

3.	DRAWDOWN

3.1	The obligations of the Lender to advance the Loan to the Borrower shall be subject to the condition precedent that a share purchase agreement whereby the Borrower shall sell 5,796,845 ordinary shares of China The9 Interactive Limited (“C9I”) (which represent 14.9% of the issued share capital of C9I) to the Lender at the total consideration of US$745,000 (the “Share Purchase Agreement”) shall have been signed between the Lender and the Borrower.

3.2	The Borrower may draw the remaining part of the Loan in the sum of United States Dollars Four Million (US$4,000,000) at any time within the next thirty (30) days from the date of this Agreement by serving on the Lender two (2) days’ prior notice in writing and the Lender shall advance the said sum of United States Dollars Four Million to the Borrower in such manner as requested by the Borrower which the Lender may consider acceptable at its absolute discretion.

4.	INTEREST

4.1	The Borrower shall pay interest to the Lender on the amount of the Loan at the rate of 5% per annum (“Interest Rate”) commencing from the date of drawdown to the Repayment Date (as defined in Clause 5 below) (both days inclusive).

4.2	So far as any part of the Loan remains outstanding, interest shall be payable by the Borrower to the Lender on 31st January every year (collectively “Interest Payment Days” and each an “Interest Payment Day”). If an Interest Payment Day does not fall on a business day (namely, a day on which the licensed banks in Hong Kong are generally open for banking business, excluding Saturdays), then the relevant interest shall be payable on the next business day.

4.3	Without prejudice to the other rights and remedies of the Lender herein, if the Borrower fails to pay any sum (whether principal, interest or default interest) on its due date(s) for payment under this Agreement, it shall pay default interest to the Lender (in addition to the interest under Clause 4.1) on the overdue sum for the period commencing on its due date and ending on the date of its actual receipt by the Lender (both before and after judgement, if any) at 5% per annum above the Interest Rate.

4.4	Interest and default interest shall accrue from day to day and be calculated on the basis of actual number of days elapsed over a year of 360 days.

5.	REPAYMENT

5.1	Without prejudice to the overriding right of the Lender to demand immediate repayment of the Loan and the Borrower’s repayment obligations resulting therefrom in accordance with Clause 6 but subject to Clause 8, the Borrower shall immediately repay to the Lender the Loan in full together with all unpaid interest accrued thereon upon the written request of the Lender (the “Repayment Date”).

5.2	Subject to the obligation of paying interest on the Interest Payment Days pursuant to Clause 4, the Borrower shall not without the prior written consent of the Lender repay the Loan or any part thereof to the Lender prior to the Repayment Date.

6.	TERMINATION OF THE LOAN

Notwithstanding any provision contained in this Agreement or any other document to the contrary, the Lender reserves the overriding right to demand immediate repayment of the Loan together with any unpaid interest accrued thereon upon occurrence of any Event of Default (as defined in Clause 7 below). Upon the Lender issuing a written notice of demand to the Borrower pursuant to this Clause 6 aforesaid, the Loan together with all unpaid interest accrued thereon shall become immediately due and payable without further notice or demand.

7.	EVENTS OF DEFAULT

7.1	Each of the following events shall be an event of default under this Agreement (“Event of Default”): -

if in respect of the Borrower:

(a)	any loan, guarantee, indemnity or other indebtedness or obligation for borrowed money shall become or be declared or become capable (all grace periods, if any, having expired) of being declared due prematurely by reason of a default in its obligations; or

(b)	it shall fail to make any payment in respect of such loan, guarantee, indemnity or other indebtedness or obligation for borrowed money on the due date for such payment; or

(c)	any order shall be made by a competent court or other appropriate authority or any resolution shall be passed for bankruptcy, liquidation, winding up or dissolution or for the appointment of a liquidator, receiver, trustee or similar official of it or of all or a substantial part of its assets otherwise than for the purposes of solvent amalgamation, merger or re-construction, the terms of which have previously been approved by the Lender; or

(d)	it shall stop payment to creditors generally or shall be unable to pay its debts within the meaning of any applicable legislation relating to insolvency, bankruptcy, liquidation or winding up, or shall cease or threaten to cease substantially to carry on business except for the purposes of solvent amalgamation, merger or reconstruction previously approved by the Lender; or

(e)	if (in the opinion of the Lender) there shall occur an adverse change in the business, assets, general condition or prospects of the Borrower which could (in the opinion of the Lender) affect the ability of the Borrower to perform its obligations under this Agreement; or

(f)	the security for any loan, guarantee, indemnity or other indebtedness or obligation for borrowed money shall, for whatever reason, become invalid.

7.2	The Borrower shall inform the Lender by notice in writing immediately upon occurrence of any Event of Default.

7.3	The Lender may, notwithstanding other provisions herein, at any time after the occurrence of an Event of Default (whether or not the same has been notified by the Borrower), unless and until that Event of Default shall have been fully remedied to the satisfaction of the Lender, by notice in writing to the Borrower declare that the Loan (or any part thereof) and all unpaid interest accrued thereon have become immediately due and payable, whereupon the same shall become immediately due and payable.

8.	SET OFF

8.1	Subject to Clause 8.2, the Lender may at its sole discretion set off the Consideration (as defined in the Share Purchase Agreement) payable by the Lender to the Borrower under the Share Purchase Agreement first against the interests accrued and payable by the Borrower hereunder and to the extent of any shortfall, against the principal amount of the Loan repayable by the Borrower to the Lender hereunder.

8.2	In the event that the Share Purchase Agreement is rescinded pursuant to Clause 7.3 thereof or is otherwise terminated prior to Completion (as defined in the Share Purchase Agreement) pursuant to the terms thereof, Clause 8.1 above shall not apply and the full amount of the Loan and all unpaid interest accrued thereon shall be repaid by the Borrower to the Lender on the Repayment Date.

9.	EXCLUSIVITY

9.1	So long as the Loan or any part thereof or any interests accrued thereon remains outstanding, the Borrower shall not, without the prior written consent of the Lender:

(a)	borrow any money or secure new financing other than through the Lender;

(b)	issue to any third party any shares, securities, debentures, bonds, warrants or the like; or

(c)	sell, assign, transfer or otherwise dispose of any of its shareholding of and in C9I (or any interest or benefit therein) to any third party or to pledge, charge or create encumbrances or third party rights of any description on such shareholding, or permit to exist any lien, security interest, or other encumbrance upon or with respect to any of such shareholding, except for the security interest created by and under this Agreement.

9.2	So long as the Loan or any part thereof or any interests accrued thereon remains outstanding, the Borrower shall procure C9I, without the prior written consent of the Lender, not to:

(a)	borrow any money or secure new financing other than through the Lender; or

(b)	issue to any third party any shares, securities, debentures, bonds, warrants or the like.

10.	SECURITY

10.1	The Borrower hereby pledges to the Lender, and grants to the Lender a security interest in, all shares that the Borrower held in C9I (the “Pledged Shares”), and all bonus shares from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares as security for the timely repayment by the Borrower of the Loan advanced by the Lender hereunder and timely payment of all interests and other moneys payable or repayable by the Borrower to the Lender from time to time pursuant to this Agreement (collectively, the “Obligations”).

10.2	Upon default of the Borrower of the Obligations or any part thereof, the Lender shall have the right, at any time in its discretion subject to prior written notice having been given to the Borrower, to transfer to or to register in the name of the Lender any or all of the Pledged Shares to the extent of the value of such Pledged Shares equal to the amount in default. In such event, the Borrower shall forthwith deliver to the Lender all certificates or instruments representing or evidencing the Pledged Shares accompanied by duly executed instrument of transfer or assignment in blank, all in form and substance satisfactory to the Lender, failing such delivery, C9I may at the request of the Lender, and the Borrower hereby irrevocably authorizes C9I to, effect the transfer of the Pledged Shares (or the appropriate part thereof as stipulated in the foregoing provision) to the Lender and enter the name of the Lender as the holder of such Pledged Shares (or part thereof as the case may be). For the purpose of this Clause 10, the Borrower hereby irrevocably appoints any one of the directors of C9I then in office as its attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, to execute any instrument and to take any action which such attorney-in-fact may deem necessary or advisable to accomplish the transfer of all or part of the Pledged Shares to the Lender as stipulated in this Clause 10.

10.3	The Borrower agrees that at any time and from time to time, it shall, at its own expense, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or required by the Lender, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to the Pledged Shares.

10.4	All costs and expenses incurred in the transfer of the Pledged Shares pursuant to this Clause 10 and all losses and damages suffered by the Lender arising from or in connection with the failure on the part of the Borrower in the payment and performance of the Obligations shall be borne by the Borrower solely.

11.	SEVERABILITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby and this Agreement shall be construed in accordance with its terms as if the illegal, invalid or unenforceable provisions were not contained herein.

12.	ASSIGNMENT

The Lender may assign to its affiliate its rights and benefits contained herein (in whole but not in part). Save as aforesaid, no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

13.	NOTICE

Any notice or other communication to be given under this Agreement shall be in writing and may be sent by post or delivered by hand or given by facsimile or by courier to the address or fax number from time to time designated, the initial addresses so designated by each party are set out at the beginning of this Agreement. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch, and if delivered by courier, shall be deemed received two (2) Business Days after the date of despatch, and if so sent by post, shall be deemed received three (3) Business Days after the date of despatch (in the case of local mail or delivery by courier) and five (5) Business Days after the date of despatch (in the case of overseas mail).

14.	MISCELLANEOUS

14.1	Unless otherwise agreed by the parties hereto, all payments made pursuant to this Agreement shall be made in United States Dollars.

14.2	This Agreement may be executed in counterparts and by different parties hereto on separate copies or counterparts and which taken together shall constitute one and the same document.

14.3	Unless otherwise provided in this Agreement, any remedy conferred on any party hereto for breach of this Agreement shall be in addition and without prejudice to all other rights and remedies available to it.

14.4	No delay or omission on the part of any party hereto in exercising any right, power or privilege shall operate to impair such right, power or privilege or be construed as a waiver by such party of the same and no single or partial exercise or non-exercise or delay in exercising any right, power or privilege by any party hereto shall in any circumstances preclude any other or further exercise by such party of such right, power or privilege or the exercise of any other right, power or privilege by such party.

14.5	All legal costs and expenses in connection with the preparation, administration and enforcement of this Agreement (including all legal costs incurred by the Lender in enforcing this Agreement on a full indemnity basis) shall be borne by the Borrower.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

15.2	Any claim, dispute or controversy arising out of or in connection with this Agreement shall be submitted by the parties to arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) by a sole arbitrator to be appointed in accordance with the ICC Rules. All proceedings shall be conducted in English and be held in Hong Kong.

15.3	The Borrower irrevocably appoints C9I as its process agent to receive and accept from time to time at the registered office of the Company, for or on behalf of the Borrower, service of process in the proceedings in Hong Kong. Such service shall be deemed completed on delivery to the process agent (whether or not it is forwarded to and received by the Borrower). If for any reason the process agent ceases to be able to act as such or no longer has an address in Hong Kong, the Borrower shall forthwith appoint a substitute process agent acceptable to the Lender, and to deliver to the Lender a copy of the new agent’s acceptance of that appointment, within seven (7) days. Until such time as the Borrower appoints a substitute process agent, C9I shall be the process agent of the Borrower in the meantime and service on C9I pursuant to this Clause shall be effective.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SEALED with the Common Seal and	)
SIGNED by Ong Toon Wah	)
director, for and on behalf of	)
China Interactive (Singapore) Pte. Ltd.	)	/s/ Ong Toon Wah
in the presence of:	)

SEALED with the Common Seal and	)
SIGNED by Jun Zhu	)
director(s) for and on behalf of	)
GameNow.net (Hong Kong) Limited	)	/s/ Jun Zhu
in the presence of:-)